Exhibit 99.1

FLEETCOR® Appoints Experienced Financial Expert to Its Board of Directors

ATLANTA – August 3, 2023 – FLEETCOR Technologies, Inc. (NYSE: FLT), a leading global business payments company, today announced the appointment of Gerald Throop to its Board of Directors and the retirement of long-tenured director, Mike Buckman. These changes are effective immediately. Throop is the third new Director appointed this year as part of FLEETCOR’s Board refreshment initiative.

Throop brings extensive financial services experience that includes tenures as Head of Global Equities at the National Bank of Canada, and Head of Canadian Equities at Merrill Lynch. He also served as CFO for two Canadian public telecommunications companies during his career. Throop currently serves as Audit Committee Chair and Lead Independent Director on the Ceridian Board of Directors. Earlier in his career, Throop earned his CPA while serving with a predecessor of KPMG.

“Gerry’s background strengthens the financial expertise on our Board, and we look forward to his fresh perspective on our strategic direction moving forward,” said Steven Stull, lead independent director, FLEETCOR Technologies, Inc.

“We thank Mike for his steadfast commitment as a Board member over the past 10 years. His thoughtful contributions were invaluable, and he will be missed greatly,” said Ron Clarke, chairman and chief executive officer, FLEETCOR Technologies, Inc.

About FLEETCOR®
FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that helps businesses spend less by providing innovative solutions that control expense-related purchasing and payment processes. The FLEETCOR portfolio of brands automate, secure, digitize, and manage payment transactions on behalf of businesses across more than 100 countries in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

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Contacts
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com

Media Relations
Chad Corley, 770-729-5021
Chad.corley@fleetcor.com